Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our Firm under the caption “Interest of Experts” and to the use in this Annual Report on Form 40-F filed with the United States Securities and Exchange Commission of our reports dated May 15, 2019, with respect to the consolidated statements of financial position of Just Energy Group Inc. (the “Company”) as at March 31, 2019 and 2018, and the consolidated statements of income (loss), comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the years in the two-year period ended March 31, 2019, and the effectiveness of internal controls over financial reporting of the Company as at March 31, 2019.

We also consent to the incorporation by reference of our reports dated May 15, 2019 in the Registration Statements on Form S-8 (No. 333-208131), Form S-8 (333-200194), Form S-8 (No. 333-183954), Form F-10 (No. 333-222141), Form F-3D (No. 333-188184), with respect to the consolidated statements of financial position of the Company as at March 31, 2019 and 2018, and the consolidated statements of income (loss), comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the years in the two-year period ended March 31, 2019, and the effectiveness of internal controls over financial reporting of the Company as at March 31, 2019.

/s/ Ernst & Young LLP
Chartered Professional Accountants
Licensed Public Accountants

Toronto, Canada

May 31, 2019